Exhibit 10.2

Form of Supplemental Director Retirement Agreements Between Newport Federal Savings Bank and Peter W. Rector, William R. Harvey, Donald N. Kaull, Robert S. Lazar, Michael S. Pinto, Michael J. Hayes, Barbara Saccucci Radebach, Alicia S. Quirk, Peter T. Crowley, John N. Conti, Arthur H. Lathrop, Arthur H. Macauley, and Kathleen A. Nealon

On December 11, 2008, Newport Federal Savings Bank amended the Director Retirement Agreements to comply with Section 409A of the Internal Revenue Code.

FIRST AMENDMENT TO
SUPPLEMENTAL DIRECTOR RETIREMENT AGREEMENT

First Amendment, dated as of November__, 2008 (the “Amendment”), to the Supplemental Director Retirement Agreement, dated as of ________ __, 200_ (as amended, the “Agreement”), by and among Newport Federal Savings Bank (the “Bank”) and ______________ (the “Director”) is effective as of January 1, 2008.  Capitalized terms which are not defined herein shall have the same meaning as set forth in the Agreement.

W I T N E S S E T H:

WHEREAS, the parties desires to amend the Agreement to comply with the final regulations issued in April 2007 by the Internal Revenue Service under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, pursuant to Section 10(b) of the Agreement, the parties to the Agreement desire to amend the Agreement;

NOW, THEREFORE, in consideration of the premises, the mutual agreements herein set forth and such other consideration the sufficiency of which is hereby acknowledged, the Bank and the Director hereby amend the Agreement as follows:

Section 1.  Amendment to Section 3(c) of the Agreement.  Section 3(c) is hereby amended and restated to read in its entirety as follows:

If the Director ceases to perform duties due to Director’s Disability, the Director will be treated as actively performing duties as a Director until the earlier of (i) the date on which the Director attains age 70 or (ii) the date on which the Director is age 65 or older and has at least 10 years of service (the “Benefit Date”).  Upon the occurrence of the Benefit Date, the Director’s services will be deemed to be terminated. If the Director is age 70 on such Benefit Date, the Director will be entitled to the supplemental annual pension benefit provided in Section 1 of the Plan, where such benefit shall be payable at the time and in the manner described in Section 1.  If the Director is age 65 but less than age 70 and has at least 10 years of service on such Benefit Date, the Director will be entitled to the supplemental annual pension benefit provided in Section 2 of the Plan, where such benefit shall be payable at the time and in the manner described in Section 2.

Disability shall mean that the Director is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) determined to be totally disabled by the Social Security Administration.

Section 2.  Amendment to Section 7(a) of the Agreement.  Section 7(a) of the Agreement is hereby amended and restated to read in its entirety as follows:

If the Director’s service with the Bank is involuntarily terminated within two years after a change in control of the Bank, the Director will be entitled to the supplemental annual pension benefit that would have been payable if the Director were performing duties as a Director until Normal Retirement Age.  Such benefit shall commence on the first day of the month after the Director’s involuntary termination with the Bank and shall be payable in monthly installments for a period of 10 years.

Section 3.  New Section 9(c) of the Agreement.  Section 9 of the Agreement is hereby amended to add a new Section 9(c) to read in its entirety as follows:

c.           This Plan shall permit the acceleration of the time or schedule of a payment to pay any taxes that may become due at any time that the arrangement fails to meet the requirements of Code Section 409A and the regulations and other guidance promulgated thereunder.  Such payments shall not exceed the amount required to be included in income as the result of the failure to comply with the requirements of Code Section 409A.

Section 4.  New Section 10(f) of the Agreement.  Section 10 of the Agreement is hereby amended to add a new Section 10(f)  to read in its entirety as follows:

f.           Except as specifically permitted herein or in other sections of this Plan, no acceleration of the time or schedule of any payment may be made hereunder.  Notwithstanding the foregoing, payments may be accelerated hereunder by the Bank, in accordance with the provisions of Treasury Regulation 1.409A-3(j)(4) and any subsequent guidance issued by the United States Treasury Department.  Accordingly, payments may be accelerated, in accordance with requirements and conditions of the Treasury Regulations (or subsequent guidance) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the Federal government; (iii) in compliance with ethics laws or conflicts of interest laws; (iv) in limited cash-outs (but not in excess of the limit under Code Section 402(g)(1)(B)); or (v) for any other purpose set forth in the Treasury Regulations and subsequent guidance.

Section 5.  New Section 10(g) of the Agreement.  Section 10 of the Agreement is hereby amended to add a new Section 10(g) to read in its entirety as follows:

g.           The Bank may, in its discretion, elect to terminate the Plan in any of the following three circumstances and accelerate the payment of the entire unpaid balance of the Director’s accrued benefits as of the date of such payment in accordance with Section 409A of the Code: (i) the Plan is irrevocably terminated by board action within the 30 days preceding a Change in Control (as defined under Code Section 409A) and (1) all arrangements sponsored by the Bank that would be aggregated with the Plan under Treasury Regulation 1.409A-1(c)(2) are terminated, and (2) the Director and all participants under the other aggregated arrangements receive all of their benefits under the terminated arrangements within 12 months of the date the Bank irrevocably takes all necessary action to terminate the Plan and the other aggregated arrangements; (ii) the Plan is irrevocably terminated at a time that is not proximate to a downturn in the financial health of the Bank and (1) all arrangements sponsored by the Bank that would be aggregated with the Plan under Treasury Regulation 1.409A-1(c) if the Director participated in such arrangements are terminated, (2) no payments are made within 12 months of the date the Bank takes all necessary action to irrevocably terminate the arrangements, other than payments that would be payable under the terms of the arrangements if the termination had not occurred, (3) all payments are made within 24 months of the date the Bank takes all necessary action to irrevocably terminate the arrangements, and (4) the Bank does not adopt a new arrangement that would be aggregated with the Plan under Treasury Regulation 1.409A-1(c) if a Director participated in both arrangements, at any time within three years following the date the Bank takes all necessary action to irrevocably terminate the Plan; or (iii) the Plan is terminated within 12 months of a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred by a Director under the Plan are included in the Director’s gross income in the later of (1) the calendar year in which the termination of the Plan occurs, or (2) the first calendar year in which the payment is administratively practicable.

Section 6.  New Section 10(h) of the Agreement.  Section 10 of the Agreement is hereby amended to add a new Section 10(h) to read in its entirety as follows:

h.           For purposes of this Plan, the Director’s retirement or termination of service shall be construed to require a “separation from service” within the meaning of Code Section 409A. For these purposes, a Director shall not be deemed to have a separation from service until the Director no longer serves on the board of directors of the Bank, the Bank’s holding company, or any member of a controlled group of corporations with the Bank or holding company within the meaning of Treasury Regulation 1.409A-1(a)(3).

Section 7.  Effectiveness.  This Amendment shall be deemed effective as of the effective date written above.  Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

Section 8.  Governing Law.  This Amendment and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Rhode Island, except to the extent preempted by the laws of the United States of America.

Section 9.  Compliance with Section 409A.  This Amendment shall be interpreted and administered consistent with Section 409A of the Code.

IN WITNESS WHEREOF, the Bank, on behalf of its duly authorized officer, and the Director  have caused this Amendment No. 1 to be executed as of the date first written above.

NEWPORT FEDERAL SAVINGS BANK

By:

DIRECTOR

By: